Exhibit 10.2

AMENDMENT NO. 2 TO THE DORMAN PRODUCTS, INC.

2008 STOCK OPTION PLAN AND STOCK INCENTIVE PLAN

THIS AMENDMENT NO. 2 TO THE DORMAN PRODUCTS, INC. 2008 STOCK OPTION AND STOCK INCENTIVE PLAN has been adopted by the Board of Directors (the “Board”) of Dorman Products, Inc., a Pennsylvania corporation (the “Company”), subject to approval of the Company’s shareholders.

WHEREAS, the Company’s 2008 Stock Option and Stock Incentive Plan (the “Plan”) was adopted by the Board of Directors of the Company and subsequently approved by the shareholders of the Company at the 2009 Annual Meeting of Shareholders;

WHEREAS, pursuant to Section 7 of the Plan, the Board has approved the amendment set forth below.

NOW, THEREFORE, the Plan is hereby amended, subject to approval of the Company’s shareholders, as follows:

1. Amendment. The Plan is hereby amended by replacing the definition of “Performance Standards” in Section 6(a) of the Plan with the following:

“Performance Standards means one or more of the following factors, or any combination of the following, as the Committee deems appropriate: (a) total shareholder return; (b) growth in revenues, sales, market share, gross income, net income, pre-tax income, pre-tax pre-bonus income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) working capital, free cash flow and/or after tax cash flow; (e) return on shareholders’ equity; (f) economic or shareholder value added; (g) acquisition of assets, acquisition of companies, creation of new joint ventures; (h) growth in new products; or (i) lower product acquisition costs and/or improvements in costs and/or expenses. The Committee may select among the performance measures specified above from year to year which need not be the same for each participant in a given year.

Such Performance Standards may incorporate, if and only to the extent permitted under Code Section 162(m), provisions so as to eliminate the effects of (a) non-recurring items generally excluded from earnings per share and earnings before interest, taxes and depreciation and by institutional investors or analysts when evaluating the Company’s performance, such as one-time gains from asset sales, dispute or litigation charges or recoveries, impairment charges, acts of God, and restructuring charges, but including normal provisions for slow moving and obsolete inventory and accounts receivable, (b) any acquisitions, divestitures, discontinuance of business operations, or restructuring, (c) the cumulative effect of any accounting changes, and (d) any “extraordinary items” as determined under generally accepted accounting principles.”

2. No Other Changes. Except as set forth herein, all other terms and provisions of the Plan remain in full force and effect.